                                                                  EXHIBIT 11.1



                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                Three Months Ended
                            --------------------------

                              December 29, December 31,
                                  1996        1995
                              ------------ ------------

Average shares outstanding         17,929    17,051

Net effect of dilutive stock
options and warrants                1,221       659
                                  -------   -------

Average common and common
equivalent shares
outstanding                        19,150    17,710
                                  =======   =======

Net income                        $ 5,093   $ 3,541
                                  =======   =======

Net income per share              $  0.27   $  0.20
                                  =======   =======


  Primary and fully diluted income per share differs by less than one percent in all periods presented herein.